EXHIBIT 10.21

FORM OF SECOND AMENDMENT

TO

HURON CONSULTING GROUP INC.

2004 OMNIBUS STOCK PLAN

WHEREAS, Huron Consulting Group Inc. (the “Company”) maintains the Huron Consulting Group Inc. 2004 Omnibus Stock Plan (as amended by the First Amendment, the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors has recommended that the Board of Directors amend the Plan to provide that vesting of outstanding unvested awards will accelerate upon the death or disability of a participant in the form of the Second Amendment set forth below; and

WHEREAS, the Compensation Committee has approved the form of the Second Amendment and has also approved conforming changes to all existing outstanding awards under the Plan; and

WHEREAS, the Second Amendment is now deemed desirable;

NOW, THEREFORE, in accordance with Section 20 of the Plan, the Board of Directors hereby adopts the Second Amendment and Plan is hereby amended effective as of September 22, 2009 in the following particulars:

1. By inserting the following as new subsection 2(m) of the Plan and consequently renumbering each subsequent subsection of Section 2:

““m” “Disabled” shall mean permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.”

2. By changing caption to Section 6 to read “Awards Under the Plan; Agreement; Special Vesting.

3. By renumbering the existing Section 6 as subsection 6(a) and inserting the following caption at the beginning of that subsection: “Available Awards; Agreement.”

4. By inserting the following as new subsection 6(b) of the Plan:

“(b) Accelerated Vesting. Notwithstanding any other provision of the Plan to the contrary, unless otherwise specifically provided by the Committee, any Award that is outstanding on the date on which the Participant’s employment or service with the Company terminates due to death or the Participant becoming Disabled shall become fully vested or exercisable, as applicable, on the date on which the Participant’s employment or service with the Company terminates due to death or the Participant becoming Disabled.”

5. The second sentence of Section 7(e) of the Plan shall be deleted and replaced in its entirety with the following:

“In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of retirement of the Participant, treatment of each Option granted to such Participant that is outstanding as of the date of such termination shall be determined by the Committee in its sole discretion.”

6. The second sentence of Section 8(h) of the Plan shall be deleted and replaced in its entirety with the following:

“In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of retirement of the Participant, treatment of each Stock Appreciation Right granted to such Participant that is outstanding as of the date of such termination shall be determined by the Committee in its sole discretion.”

7. The fourth sentence of Section 9(h) of the Plan shall be deleted and replaced in its entirety with the following:

“In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of retirement of the Participant, treatment of any and all shares as to which restrictions on transferability apply as of the date of such termination shall be determined by the Committee in its sole discretion.”

8. The second sentence of Section 10(d) of the Plan shall be deleted and replaced in its entirety with the following:

“In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of retirement of the Participant, treatment of any and all shares of Phantom Stock shall be determined by the Committee in its sole discretion.”